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                                                                   Exhibit 10.33



                            MASTER SERVICES AGREEMENT

                                     Between

                 AGILENT TECHNOLOGIES SINGAPORE (SALES) PTE LTD,

                                VSOURCE (CI) LTD,

                                       And

                                  VSOURCE, INC.

                                16 November 2001

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     THIS MASTER SERVICES AGREEMENT (the "Agreement"), effective as of the 16th day of November, 2001 ("the Effective Date"), is by and between AGILENT TECHNOLOGIES SINGAPORE (SALES) PTE LTD ("Agilent"), a Singapore incorporated company and having a place of business at 438 Alexandra Road, #03-01 Alexandra Point, Singapore 119958, VSOURCE (CI) LTD ("Vsource"), a Cayman Islands incorporated company and having a registered address at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and VSOURCE, INC. ("Guarantor"), a Delaware incorporated company and having a principal office at 5740 Ralston Street, Suite 110, Ventura, California, USA 93003.

RECITALS

         WHEREAS, Agilent wishes to have Vsource perform certain directed record keeping, ministerial outsourcing, payroll administration, Employee communication, enrollment and certain human resource services pursuant to the terms and conditions stated herein; and

         WHEREAS, Vsource is in the business of providing certain payroll processing, payroll-related human resources, timekeeping, tax-filing and other related administrative services which Agilent desires to engage it to perform on its behalf; and

         WHEREAS, Vsource is willing to perform such services, subject to and in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, Vsource and Agilent agree as follows:

1. Definition

"Contractors" means the list of Agilent approved contractors, the names of which are contained in Schedule C, or which may be added to Schedule C from time with the approval of Agilent (such consent not to be unreasonably withheld or delayed), which where used in this Agreement shall include all directors, officers, employees, servants and agents of such Contractors.

 "Direction Documents" means all the agreements, schedules, work plans, roles, responsibilities, actions, duties and obligations set forth in Schedule C to be performed in accordance with the terms on this Agreement and, without limitation to the generality of the foregoing, shall include the Technical Service Level Agreement, Implementation Schedule, Benefit and Compensation Program Descriptions and Pay Elements documents attached to and made part of Schedule C and from time to time varied and mutually agreed to in writing between the parties.

"Employee" has the meaning set forth in Schedule B.

"Fee Adjustments" means the adjustment to fees in accordance with Section 14.2.

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"Implementation Plans" means the actions, milestones, and sequence of events set forth in Schedule C (Implementation Schedule by Country) and as from time to time varied and mutually agreed to in writing between the parties.

"Intellectual Property Rights" includes but is not limited to, any patent, trade secret, copyright, trademark, trade dress, utility model, industrial design, mask work or moral rights, process design and documentation.

"Performance Standards" shall mean the performance standards set forth in Schedule F.

"Personal Information" shall have the meaning set forth in Section 7.1 of this Agreement.

"Schedules" means all exhibits mutually agreed to between the parties to be added and made part of this Agreement and from time to time varied and mutually agreed to in writing between the parties.

"Services" means the services set forth in Schedule A and shall include, without limitation, all services to be provided and actions to be performed in order to fulfill all the requirements contained in the Direction Documents.

"Term" has the meaning set forth in Section 18.1 of this Agreement.

"Vsource" shall when used in this Agreement, and if the context so requires, also refer to all or each of the Vsource subsidiaries, associated or affiliated companies set forth in Schedule C or which may be added to Schedule C from time with the approval of Agilent (such consent not to be unreasonably withheld or delayed).

"Vsource Personnel" means all employees, directors, officers, servants and agents of Vsource and any of Vsource's subsidiaries, associated or affiliated companies set forth in Schedule C (as amended from time to time).

"Work" means all the deliverables provided by Vsource to Agilent under and in accordance with the terms of this Agreement and, without limitation to the generality of the foregoing, shall include the deliverables resulting from provision of the Services and compliance with the Direction Documents and Intellectual Property Rights arising under this Agreement.

2. Vsource Obligations

2.1     Provision of Services

        2.1.1 Vsource will perform the Services and provide the deliverables specifically described in the Schedules in accordance with the terms and conditions of this Agreement. In particular, Vsource shall have the responsibility to perform on Agilent's behalf those Services set forth in Schedule A and in accordance with the Directions

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        Documents listed in Schedule C which are each made a part hereof, as amended from time to time in accordance with the provisions of this Agreement.

        2.1.2 The Services will be completed within the applicable time period(s) specified in the Schedules and Direction Documents. Time will be of the essence in this Agreement unless agreed otherwise in writing. Vsource will perform the Services and meet the milestones or stages of work on the dates specified in the Schedules and Direction Documents and will comply with the inspection requirements specified in Section 5 of this Agreement. If any stage is delayed for any reason, other than as a result of Agilent's actions or omissions, Vsource will use its best efforts to recover lost time.

        2.1.3 Progress reports during implementation will be submitted by Vsource to Agilent on a weekly basis for review and approval or such other time as agreed between the parties. Where necessary Agilent may require a meeting at a mutually agreeable time with Vsource to discuss the progress reports and to provide directions and instructions on matters arising in respect thereof.

        2.1.4 Agilent may refuse Vsource, Vsource Personnel and Contractors entry to Agilent's premises for security or other reasons in its absolute discretion without giving reasons. Where Vsource, Vsource Personnel or Contractors has notified Agilent in advance that they would be coming to Agilent's premises, and entry has been refused in accordance with this Section 2.1.4 and for reasons other than breach or threatened breach of this Agreement, then Vsource shall not be liable for any delays or non-performance of its obligations under this Agreement resulting from such refusal.

        2.1.5 Vsource, Vsource Personnel and Contractors when present on the premises of Agilent or Agilent's customer, will comply with all rules, regulations and requirements (including those relating to security arrangements) in force for the conduct of personnel on those premises.

        2.1.6 Vsource, Vsource Personnel and Contractors will not, without Agilent's prior permission, enter any part of Agilent premises other than as strictly necessary in connection with the performance of the Services.

        2.1.7 If in the opinion of Agilent, Vsource, Vsource Personnel or Contractors misconducts itself or becomes incapable of efficiently performing its duties, Vsource, Vsource Personnel or Contractors will leave Agilent's premises immediately upon request. In such event, Vsource and its management team and officers shall ensure that they co-operate to the fullest extent possible with Agilent's instructions in this matter and Vsource shall bear all responsibility and liability where any loss, damage, cost or expense is incurred by Agilent as a result of such misconduct or incapacity.

        2.1.8 The decision of Agilent upon any matters arising under this Sub-section 2.1 will be final and conclusive.

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2.2     Other Duties

        2.2.1 Record Retention and Requests for Records.

        Vsource shall retain all Agilent information, data, records and all other material information and documentation provided to, generated, managed or kept by Vsource relating to the Services and in accordance with, and to the extent provided by, the most current version of Agilent's General Retention Schedule, a copy of which is provided in Schedule M. In addition, Vsource shall comply with all applicable country and state record retention laws relating to the Services. Vsource shall promptly deliver to Agilent all such information, data, records and any other material information and documentation upon Agilent's written request and shall assist Agilent in all reasonable ways to provide the same pursuant to any legal, judicial or administrative proceedings.

        2.2.2 Tax Records and Reporting Documents.

        Vsource shall provide to Agilent upon reasonable written request and at no additional charge a copy of all payroll tax returns, records, filing documentation and correspondence submitted by Vsource to any country, state and local authorities on Agilent's behalf. Vsource shall also retain a copy of such returns and correspondence for the period required by law, notwithstanding any termination of this Agreement.

        2.2.3 Resource Availability and Allocation

        Vsource shall ensure the availability of resources, time and manpower to provide the Services in accordance with terms of this Agreement, including Schedule C (Implementation Schedule by Country). If re-allocation of resources and/or manpower in the Implementation Plan is requested by Agilent, the parties shall mutually agree on such re-allocation of resources and manpower.

        2.2.4 Implementation Plan.

        Vsource shall provide the Services and comply with all Direction Documents in accordance with the Implementation Plans agreed upon between the parties and reflected in Schedule C.

        2.2.5 Security Facility

        To secure the warranties, obligations and all Termination Fees entered into and provided under this Agreement, Vsource shall furnish to Agilent by May 1, 2002, in a form approved by Agilent, a security facility, which may take the form of a performance bond, standby letter of credit, escrow facility or similar type of arrangement ("Security Facility"), upon which Agilent would be entitled to draw down in the event that it terminates this Agreement under Section 18.2, 18.4 or 18.5. The amount of the Security Facility will be United States Two Hundred Fifty Thousand Dollars (US$250,000) until

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        October 1, 2002, at which time Vsource shall increase the amount of the
        Security Facility to United States Five Hundred Thousand Dollars (US$500,000). Once put in place, the Security Facility shall be renewed and remain valid throughout the remaining Term of this Agreement.


3. Agilent Obligations

3.1     General Obligations.

        Agilent will comply with its obligations as stated in Schedule A and in the Directions Documents and, subject to the terms of this Agreement, will provide Vsource, Vsource Personnel and approved Contractors with access to, and use of, all information, data, documentation, computer time, facilities, working space and office services reasonably required to permit Vsource to perform its obligations hereunder, and access to key personnel of Agilent as reasonably required by Vsource from time to time. Agilent acknowledges that the reasonable support and co-operation of Agilent and the Agilent Entities set forth in Schedule J is required in order for Vsource to perform the Services in accordance with the terms and conditions of this Agreement.

3.2     Professional Liaison.

        Agilent will provide professional liaison with Vsource and will meet with Vsource at regular intervals to be agreed upon to review progress and resolve any issues relating to the performance of this Agreement. In performing its obligations under this Agreement, Vsource, Vsource Personnel and Contractors will be entitled to rely upon any instructions, authorisations, approvals or other information provided to them by any Agilent personnel identified in Schedule D.

3.3     Funds Administration.

        Notwithstanding anything in this Agreement, Agilent acknowledges and agrees that at all times, Agilent shall remain solely responsible for the administration of funds and actual payment of all monies due and payable to Employees, government and related agencies and all other third parties contemplated within this Agreement. Vsource shall remain solely responsible for providing all Services in accordance with the Direction Documents.

3.4     Personal Information.

        3.4.1 Agilent represents and warrants that the initial transfer and ongoing transfer of Personal Information to Vsource under this Agreement is in compliance with all applicable laws and regulations, and Agilent has obtained all licenses, consents, permits and authorisations necessary to permit such transfer of the Personal Information and the use thereof by Vsource in accordance with the terms and conditions of this Agreement, including the transfer referred to in Section 3.4.2. Agilent will indemnify Vsource in respect of any liability, loss, or expense

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        incurred by Vsource to the extent that such liability, loss, or expense was caused by a breach of the obligations of Agilent under this
        Section 3.4.

        3.4.2 Subject to the obligations contained in Section 7, Agilent acknowledges and agrees that the Personal Information may be transferred by Vsource or its Contractors from the jurisdiction in which an individual, as to which the Personal Information relates, is located to a different jurisdiction; provided, that Vsource and its Contractors will only effect such transfer, and will use the Personal Information in such jurisdiction, only as required to perform the Services in accordance with this Agreement.

4. Representations and Warranties

4.1     Vsource represents and warrants that:

        4.1.1 All Services will be performed by Vsource in a professional manner, consistent with the standard of skill and care exercised by competent professional consultants on projects of comparable scope and complexity and in conformance with the requirements of this Agreement;

        4.1.2 Vsource is sufficiently experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Services and to comply with the terms of this Agreement;

        4.1.3 Vsource will devote all necessary time, personnel and resources for the performance of its duties and obligations under this Agreement;

        4.1.4 Vsource has, and will continue to have for the duration of this Agreement, full capacity, all licences, permits and approvals, and the power and authority to execute, deliver and perform all Services and to comply with all Direction Documents and Vsource's obligations under this Agreement, and that the execution, delivery and performance of this Agreement by Vsource has been duly authorized by all necessary actions of its respective directors and officers;

        4.1.5 Vsource shall comply with all applicable laws, bye-laws, enactments, orders, ordinances, rules and regulations directly related to its obligations and activities under this Agreement. Vsource agrees to promptly notify Agilent if it becomes aware that performance of the Services or any of its activities under this Agreement violates or is likely to violate any applicable laws or regulations, including laws or regulations relating to Agilent's legal obligations which fall within the scope of the Services;

        4.1.6 The provision by Vsource of the Services and the performance of its obligation under this Agreement do not violate or infringe any third party Intellectual Property Rights, including without limitation, patent, trade secret, copyright,

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        trademark, trade dress, utility model, industrial design, mask work or moral rights, and that Vsource is not aware of any facts upon which such a claim could be made. Vsource shall give written notice to Agilent as soon as it becomes aware of any breach, claim or threat of legal proceedings which arises or is likely to arise in respect of any third party's Intellectual Property Rights.

        4.1.7 Vsource is either the rightful owner of all rights, title and interest in or the rightful licensee of all Intellectual Property Rights supplied or used in the provision of the Services.

        4.1.8 Vsource is under no obligation or restriction nor will it assume any such obligation or restriction which would in any way interfere with or present a conflict of interest concerning the provision of the Services or performance of its obligations under this Agreement.

4.2     Breach of Warranty.

        In the event of any breach of any of the warranties set out above, Vsource shall immediately provide notice of such breach to Agilent and Agilent shall give Vsource the opportunity to re-perform the Services or to take all appropriate action to remedy the breach within seven (7) days, in which case Vsource shall immediately undertake all necessary action to cure such breach to Agilent's satisfaction and at no additional costs or expense to Agilent. If such breach is not remedied within the seven (7) day period, Agilent may terminate this Agreement in accordance with Section 18.2.

4.3 THE ABOVE WARRANTIES ARE EXCLUSIVE AND TO THE EXTENT PERMITTED BY LAW, NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. THE PARTIES HERETO EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5. Audit and Inspection.

5.1     Right to Audit.

        Vsource will permit Agilent or any third party engaged by Agilent or where required by a government agency, upon being given reasonable notice, to audit and inspect all information, data, records, security and information technology systems, processes and procedures, internal controls, financial records and other documents and records of Vsource to the extent that they relate to the provision of the Services as may be necessary to verify: (a) that Vsource has satisfactory internal controls in place; (b) that the amounts charged under this Agreement are correct and in compliance with the terms of this Agreement; (c) that the procedures and actions taken or to be taken by Vsource comply with all terms of this Agreement and with all applicable laws and regulations; and (d) any other matter that Agilent or its auditors may be reasonably require to verify for the

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        purposes of applicable law or accounting standards. Agilent will bear all expenses for any audit and inspection initiated by Agilent.

5.2     Limitation on Audits.

        Except for any audit pursuant to Section 5.1 that Agilent is required to conduct or comply with by law or to verify Vsource's compliance with applicable laws and regulations, in respect of which there shall be no limit on the number of audits and inspections, the audits and inspections may be undertaken no more than three (3) times in each calendar year. Agilent shall consult with Vsource to minimize the disruption to Vsource and its employees that may be caused by any audit and inspection. All audits and inspections shall take place during normal business hours in the country in which such audit or inspection is taking place.

5.3     Duty to Assist Agilent in Audits.

        Vsource shall provide all reasonably necessary assistance (including but not limited to the provision of all information, data, records, access to premises, facilities and reasonable use of workspace) in any audit exercise where Agilent requires Vsource's support or participation whether such audit is conducted by Agilent, Agilent appointed auditors or any other third party auditors (including but not limited to government or government-appointed auditors) to enable Agilent to satisfy all audit requirements.

6.  Compensation.

6.1     Fees and Payment

        In consideration of the Services and satisfactory compliance with the Direction Documents under this Agreement, Vsource shall be compensated in the manner and in accordance with the fees, pricing rates and payment terms as set forth in Schedule B.

6.2     Pricing Rate to be Fixed

        The pricing rate set forth in Schedule B shall remain fixed for the Term of this Agreement, provided always however that if the Performance Standards are not met, Agilent shall be entitled to a reduction in the fees in accordance with Schedule F.

6.3     Increase of Pricing Rate

        Upon the renewal or extension of this Agreement, the parties may discuss and shall mutually agree upon the pricing rate to apply for the period of extension and Vsource may adjust the pricing rate for the continued provision of the Services provided always that if any increase to the pricing rate is proposed and is mutually agreed to by Agilent, such increase shall not exceed five (5) per cent of the then prevailing pricing rate under

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        this Agreement. Parties agree that any discussions on price shall be initiated by Vsource at least six (6) months prior to the expiry of this Agreement.

7.  Confidentiality.

7.1     Confidential Information.

        During the Term, a party (the "Recipient") may receive or have access to certain information of the other party (the "Discloser') that is marked as "Confidential Information," or communicated, whether orally or in writing, under circumstances imputing confidentiality including, but not limited to, inventions, intellectual property, know-how, trade secrets, user names and passwords, organizational information, business model information, business strategies, compensation and benefits and other human resource related plans, finances, fee structure, data and reports, employee particulars and information, third party information and any other proprietary information. The Recipient will protect the confidentiality of Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care, under the terms of the Confidential Disclosure Agreement ("CDA") attached as Schedule L. To the extent any term of this Agreement conflicts with any term in the CDA, the terms of this Agreement will control and take precedence. Confidential Information may only be used by those directors, officers, employees, agents and Contractors of the Recipient who have a need to know such information for the purposes related to this Agreement. In this regard, Vsource will ensure that all Vsource Personnel and Contractors who are involved in the provision of the Services or who have received Confidential Information are subject to and will sign up to the CDA set forth in Schedule L. In addition, Vsource will enter into a Personal Data Confidentiality Agreement ("PDCA") in the form contained in
        Schedule I. The parties acknowledge that all information relating to Agilent Employees' particulars and personal records and Agilent's salary, compensation and benefits plans and programs and related information are deemed Confidential Information, which will be protected for a term of five years from the date of termination of this Agreement. Other Confidential Information will be protected for the term designated by the disclosing party in a CDA.

7.2     Exclusions.

        The foregoing confidentiality obligations will not apply to any information that is (a) already known by the Recipient prior to disclosure, (b) independently developed by the Recipient prior to or independent of the disclosure, (c) publicly available through no fault of the Recipient, (d) rightfully received from a third party with no duty of confidentiality to the Discloser, (e) disclosed by the Recipient with the Discloser's prior written approval, or (f) disclosed under operation of law.

7.3     Access to Agilent Information Assets/Systems.

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        Access, if any, to Agilent information assets and/or systems is granted solely to facilitate the business relationship described in this Agreement, and is limited to those specific information assets/systems, time periods, and personnel designated as mutually agreed to by the parties from time to time. Access is subject to Agilent's then-current business control and information protection policies, standards and guidelines. Use of any other assets/systems other than that authorised by Agilent for the purposes of fulfiling the terms of this Agreement is expressly prohibited. This prohibition applies even when an asset/system in which Vsource is authorized to access serves as a gateway to other assets/systems outside the scope of the authorization. Use of other assets/systems during other time periods or by individuals not authorized by Agilent is expressly prohibited.Without limiting the foregoing, Vsource warrants that it has adequate security measures in place to comply with the above obligations and to insure that access granted hereunder will not impair the integrity and availability of Agilent's information assets/systems. Where required by Agilent, Vsource and its employees and personnel shall enter into the Information Assets and Access Agreement in the form contained in Schedule K

8. Insurance Coverage.

8.1     General Liability.

        Vsource shall maintain Commercial General Liability Insurance (including but not limited to contractual liability, personal injury liability and property damage) with a minimum limit of US$1,000,000 combined single limit per occurrence. Each policy obtained by Vsource shall name Agilent as an additional insured.

8.2     Workers Compensation/Employers Liability.

        Vsource shall maintain Workers' Compensation coverage, as required by applicable laws or regulations where the Services are performed; where permitted by law such coverage shall contain a waiver of the insurer's subrogation rights against Agilent. Vsource shall maintain Employer's Liability coverage, with limits of no less than US$500,000 each accident, bodily injury by accident; US$500,000 policy limit, bodily injury by disease; US$500,000 each employee, bodily injury by disease. All insurance shall apply as primary insurance and no other insurance shall be called upon to contribute to a loss covered thereunder, as respects Vsource's liabilities under this Agreement.

8.3     Professional Liability.

        Contractor shall carry Professional Liability Insurance covering acts, errors or omissions arising out of the rendering of, or failure to render, professional services related to the work performed or services provided under this Agreement. Such Insurance shall include

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        limits of coverage of not less than US$1,000,000 per occurrence, with a provision for no more than a deductible of US$100,000.

8.4     Fidelity Bond.

        Vsource shall be covered by Vsource Insurance or Commercial Blanket Bond with blanket limits of at least US$1,000,000. This policy shall name Agilent as a beneficiary with respect to losses of Agilent's money, securities or other property caused by the dishonest acts of Vsource's Personnel and any Contractors performing Services under this Agreement.

8.5     Fiduciary Liability.

        Vsource shall maintain Fiduciary Liability insurance with limits no less than US$1,000,000 for each claim. Such insurance shall include coverage for errors in providing Services under this Agreement.

8.6     Claims Made Coverage.

        If any policies have "claims made" coverage, Vsource shall maintain such coverages for a minimum of three years after termination of all Services under this Agreement. Any such coverage must have a retroactive date no later than the date upon which the Services commenced under this Agreement.

8.7     Certificates of Insurance.

        All insurance required hereunder shall apply as primary insurance and no other insurance shall be called upon to contribute to a loss covered thereunder, as respects Vsource's liabilities under this Agreement. Such insurance policies shall be written with appropriately licensed and financially responsible insurers, and shall provide for a minimum of 30 days written notice to Agilent of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits shall be furnished to Agilent before any Services are provided hereunder, and Vsource shall deliver copies of the certificates to Agilent.

8.8     Additional Requirements.

        All deductibles on policies providing coverage shall be paid by Vsource. In the event Vsource is self insured for matters described in Sub-section 8.1, above, Vsource agrees to respond to any claims or losses made against or incurred by Agilent in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar suppliers. In no event shall the coverages or limits of any insurance required under this Section, or the lack or unavailability of any other insurance, be deemed to limit or diminish Vsource's obligations or liability to Agilent under this Agreement.

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9.  Indemnity.

9.1 Vsource and Guarantor shall, jointly and severally, defend, indemnify, protect and hold harmless Agilent, its officers, directors, and employees from and against any and all claims, losses, liens, demands, attorneys' and expert witness fees, damages, liabilities, costs, expenses, obligations, fees, charges, penalties, causes of action, or suits, (collectively "Claims") to the extent that such Claims are caused by, arise out of, or are connected in any way with:

        9.1.1 any negligent act or omission, whether active or passive and whether actual or alleged, or willful misconduct of Vsource, Vsource Personnel or Contractors to the maximum extent permitted by law;

        9.1.2 the breach of this Agreement by Vsource, Vsource Personnel or Contractors of any of its contractual obligations, covenants, undertakings or promises under this Agreement;

        9.1.3 property loss, damage, personal injury or death, sustained by Vsource, Vsource Personnel or Contractors, except any loss, damage, personal injury or death occurring on Agilent's premises caused by the gross negligence or willful misconduct of Agilent or any of its servants, employees, agents or subcontractors;

        9.1.4 a breach by Vsource, Vsource Personnel or Contractors of any law, bye-law, enactments, orders, ordinances, rules or regulations promulgated by any country, state, government agency, legislative, statutory or regulatory body; or

        9.1.5 A breach by Vsource, Vsource Personnel or Contractors of the terms of Section 7, the CDA or the PDCA.

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10.  Limitation of Liability

     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT THAT THIS LIMITATION OF LIABILITY SHALL NOT APPLY IN THE CASE OF BODILY INJURY OR INTELLECTUAL PROPERTY RIGHTS CLAIMS.

11.  Intellectual Property Rights and Indemnity

11.1 All Intellectual Property Rights existing prior to the date of this Agreement will belong to the party that owned such rights immediately prior to that date.

11.2 Neither party shall gain by virtue of this Agreement any rights of ownership of copyrights, patents, trade secrets, trademarks, or any other Intellectual Property Rights owned by the other unless otherwise stated in writing herein.

11.3 Agilent shall own all copyright, patents, trade secrets, trade marks and other Intellectual Property Rights, title and interest in or pertaining to all information, reports, records, data, formats, designs and any other documents and materials generated in the provision of the Services to Agilent pursuant to this Agreement.

11.4    Duty to Defend and Indemnify

        Vsource and Guarantor will, jointly and severally, defend, indemnify and hold harmless Agilent from all claims, losses, liabilities, damages, costs and expenses (including attorney and expert witness fees) suffered by reason of any third party claim, including any claim made or any suit or proceeding brought against Agilent, that the provision of Services by Vsource or the Work or use by Agilent thereof under this Agreement infringes or violates any patent, copyright, trademark, trade secret, utility model, industrial design, mask work, moral right or other Intellectual Property Right; provided, that Agilent promptly provides Vsource and Guarantor with written notice of such claim, grants to Vsource sole control of the defense and settlement negotiations relating to such claim, and provides all reasonable assistance in defending or settling such claim. If use of the Services or Work, or any part thereof, is enjoined, Vsource and Guarantor will, at their sole expense and option: (i) procure for Agilent the right to continue using the Services or Work; (ii) replace the Services or Work with a non-infringing version of equivalent function and performance; or (iii) modify the Services or Work to be non-
    infringing without detracting from the function or performance required under the terms of this Agreement.

12. Trademark License.

    Where requested by Vsource in writing, and subject to formal approval according to Agilent's policy and process guidelines, Agilent may grant to Vsource a non-exclusive, non-transferable license (the "License"), to use Agilent's corporate signature (the "Trademark") in delivering the Services to Agilent Employees. All goodwill arising from use of the Trademark by Vsource pursuant to this Agreement inures exclusively to the benefit of Agilent. Vsource agrees to comply with trademark use specifications provided by Agilent from time to time (the "Trademark Specifications"). Vsource will submit samples of all materially different printed and electronic materials bearing the Trademark to Agilent for approval prior to use, and shall not proceed with use until it has received Agilent's direct written approval from an individual authorized by Agilent to provide such approval. After samples have been approved pursuant to this paragraph, Vsource shall not depart therefrom in any material respect without Agilent's prior written consent.

    Agilent may modify or add to the Trademark Specifications and may change or replace the Trademark, upon written notice to Vsource. Agilent may terminate this License upon written notice to Vsource if Vsource defaults in the performance of any of its material obligations under this Sub-section, subject to a 90-day opportunity to cure any default that has not been previously raised in a written notice.

13. Steering Committee

13.1 Vsource and Agilent shall establish a Steering Committee which will be responsible for meeting periodically (but no less than 3 meetings per year) to review and align Vsources' performance under this Agreement to Agilent requirements; review the Implementation Plans and status and timing of all material aspects of the Work; resolve any areas of dispute and or potential dispute, and such other related activities as the parties shall mutually agree upon from time to time in furtherance of the relationship contemplated hereby. The Steering Committee shall comprise at least one member from each party as follows:

         Agilent                          Vsource

         Agilent HR Services Manager      Vice President of Financial Services
         HR IT Solutions Manager          Vsource Project Director

         The Meeting Coordinator will finalize a meeting agenda two (2) weeks before the meeting and ensure attendance by all appropriate participants. All actions and decisions taken by the Steering Committee shall be minuted, verified and signed by the authorised representatives of both parties.

14.  Performance Standards

14.1 Initial Performance Standards. Agilent and Vsource have identified certain categories of Services in Schedule F, which categories may be amended from time to time by mutual agreement, as critical functions related to the Services to be measured on a quarterly basis. Agilent and Vsource have and shall continue to mutually develop measurements for each of the Performance Standards in Schedule F, which measurements shall also be included in the Directions Documents. With respect to each Service that has an associated Performance Standard, Vsource shall provide such Service in a manner which meets or exceeds the associated Performance Standard.

14.2 Review of Performance Standards. Agilent and Vsource shall jointly review the Performance Standards as set forth in Schedule F, and where Vsource fails to meet the Performance Standards in Schedule F, the Parties shall make adjustments to the fees ("Fee Adjustments") payable under this Agreement in accordance with Schedule F.

14.3 Failure to Meet Performance Standards. In the event that Vsource fails to meet the Performance Standards identified in Schedule F, except for reasons other than those specified in this Agreement, Vsource shall immediately prepare and develop a detailed action plan in collaboration with Agilent that outlines the issues that precluded Vsource from meeting the performance of these standards in Schedule F and addresses how the issues will be resolved. Depending on the nature of the issues identified in such reviews, corrective action may entail addition of employee service representatives and/or Agilent and/or Vsource systems and operations resources to meet the Performance Standards.

14.4 TQRDCE Program. Vsource acknowledges that it has been provided with Schedule H, the TQRDCE Program ("Program") specifications by Agilent. Vsource shall use commercially reasonable efforts, which are consistent with the Agreement, to participate in the Program. Notwithstanding the foregoing, the terms and conditions of the Agreement shall control to the extent, if ever, the Program and any other terms of this Agreement are in conflict. Both parties agree and acknowledge that any information obtained during participation or as a result of participation in the Program by either party is Confidential Information and subject to
        Section 7 of this Agreement. Nothing in this Sub-Section, however, shall be construed to diminish nor reduce any other rights or remedies which Agilent may have under the terms of this Agreement

15.  Electronic Services.

15.1 Vsource may provide communications and Services via electronic medium, including, but not limited to, the site on the World Wide Web established and maintained by Vsource on behalf of Agilent through which Agilent and its authorized employees may access or obtain one or more Services, client intranet, client e-mail, interactive software products or any other information provided in an electronic format (collectively, the "Electronic Services"). Vsource hereby grants permission to Agilent and its authorized employees and participants to utilize the Electronic Services for the purposes of obtaining Services under this Agreement.

16.  Notice.

16.1 Except as otherwise permitted under this Agreement, all notices, demands, or other legal communications with material, financial or legal impact shall be given in writing by hand, courier, certified or registered mail, return receipt requested, postage prepaid, or telefacsimile (followed by certified or registered mail). Notice shall be deemed given upon actual delivery or, if sent by hand, on the date of delivery, if sent by courier and properly addressed, one (1) day after being mailed, if by certified or registered mail and properly addressed, three (3) days after being mailed, and if by telefacsimile upon confirmation of receipt. Notice shall be delivered, mailed or faxed to the other parties at the addresses set forth below or at such other place as the party shall designate in writing.

If to Vsource or Vsource, Inc.:

c/o Vsource (Malaysia) Sdn Bhd
Level 12, Wisma Kia Peng
No. 3, Jalan Kia Peng
50450 Kuala Lumpur, Malaysia
Fax:   6 (03) 7490-8008
Attn:  Vice President, Financial Services

If to Agilent:

c/o Agilent Technologies Taiwan Limited
8F, No.2,  Sec.1, Fushing S. Road
Taipei 104, Taiwan
Fax:  (886) 2 2 778 6296
Tel: (886) 2 2734 5660
Attn: Gloria Yeh

With a copy to:

c/o Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, CA 94303
USA
Fax: (650) 752 5769
Attn:  Dominique Grau

and

c/o Agilent Technologies Singapore (Sales) Pte Ltd

438, Alexandra Road
#11-01 Alexandra Point
Singapore 119958
Fax: (65)  275 3991
Attn: Rohana Weiler/Low Peck Kem

17.  Dispute Resolution.

In the event of any dispute between Vsource and Agilent relating to a material section of this Agreement, the parties shall hold a meeting promptly, attended by persons with senior decision making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations or liabilities of the Parties hereunder or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled hereunder. Failing a resolution of the dispute by senior employees of the Parties, either Party may pursue all available legal remedies.

18.  Term and Termination.

18.1 Term. Unless terminated under the terms of this Agreement, this Agreement shall expire on 31st October 2005 (the "Term") and will thereafter be automatically renewed for terms of one (1) year each. Where parties have commenced a discussion on price changes under Section 6.3, the price change shall take effect from the date mutually agreed to. If the parties are unable to reach an agreement under Section 6.3, then this Agreement may be terminated with six (6) months' written notice from either party.

18.2 Termination for Breach. Subject to Section 18.5, if either party commits a breach of any of the terms of this Agreement, the other party shall give the breaching party written notice to cure such breach. Upon such notice, if the breach is material and is not cured within sixty (60) days after such notice (or such additional time to cure as may be granted by the non-breaching party), the non-breaching party may elect in writing to terminate this Agreement immediately. In the case where the breach is immaterial, the party in default shall cure such breach within sixty (60) days after being notified of such breach (or such additional time to cure as may be granted by the non breaching party), failing which the non-breaching may in writing terminate this Agreement immediately.

18.3 Termination for Convenience. Following the first anniversary of the Effective Date, Agilent may terminate this Agreement at any time upon giving two hundred and seventy (270) days' written notice to Vsource unless a shorter notice period is agree upon by Vsource. Vsource may after the first anniversary of the Effective Date terminate this Agreement at any time upon giving three hundred and sixty five (365) days' prior notice in writing to Agilent, unless a shorter period of notice is agreed upon by Agilent .

18.4 Events entitling Termination. Either party may immediately terminate this Agreement in the event the other party (i) ceases to do business as a going concern (a corporate consolidation, merger, reorganization or acquisition through which a party may be succeeded in its business by another entity shall not be deemed to be ceasing to do business); or (ii) makes a general assignment for the benefit of creditors; or (iii) is insolvent, files for bankruptcy or is the subject of receivership, unless otherwise prohibited by law;

18.5 Breach of Performance Standards. Failure by Vsource to meet a Performance Standard shall constitute a breach of this Agreement and Agilent shall give Vsource sixty (60) days written notice (or such additional time to cure as Agilent may choose) to cure such breach. If Vsource fails to remedy the breach within the said notice period, Agilent may terminate this Agreement at the expiry of the notice period. Notwithstanding the foregoing, where the breach of a Performance Standard is immaterial or insubstantial, Vsource and Agilent shall discuss the effects of such breach and remedial actions that are required to be taken by Vsource to remedy such breach. Upon a failure by the Parties to (i) reach an agreement within sixty (60) days from the commencement of such discussions on the required remedial action and
        (ii) if the breach should (a) have continued for a consecutive period of two (2) months or (b) continue to occur intermittently to an extent that it is unsatisfactory to Agilent, then Agilent may terminate this Agreement at the end of the sixty (60) day period.

19.  Transition  Assistance.

19.1 In the event of expiry or termination of this Agreement, Vsource shall provide such assistance for the period necessary to ensure orderly transition in accordance with the terms of Schedule G including the provision of all necessary assistance and access to all systems, data, records, and premises relating to the Services by Agilent or Agilent-appointed third parties to effectively conduct transition activities. In the event of termination of this Agreement (except where Vsource has terminated for Agilent's non-payment of undisputed fees in accordance with the terms of this Agreement) Vsource shall assist Agilent in developing a plan for the orderly transition of the Services provided by Vsource hereunder to Agilent.

19.2 As part of the transition services, Vsource shall ensure that copies of all data, information, records, work-in-progress, work-flowcharts and documented payroll processes, and all material aspects and items of the Work including any Intellectual Property Rights and Confidential Information shall be provided to Agilent in a form or media that is readily accessible.

19.3 Where training is required for Agilent to be able to fully utilise the items provided by Vsource in Section 19.2 above, or to be able to set up systems and processes within Agilent or an Agilent appointed third-party so that Agilent may smoothly carry on the Services either by itself or through a third party, Vsource shall also provide such training as part of the transition services (except where Vsource has terminated for Agilent's non-payment of undisputed fees in accordance with the terms of this Agreement).

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

19.4 In the event of termination of this Agreement and where requested by Agilent, Vsource shall provide all reasonable assistance required to have such software applications and customizations transferred over to Agilent in order for Agilent's continued use. This shall be subject to and contingent upon an agreement to be entered into between Agilent and the relevant Vsource Contractor for the license and use of such applicable software applications and customizations thereof.

20.  Amendment and Change Procedures

20.1 The parties may change or amend any aspect of this Agreement and any Schedule hereto by mutual written agreement at any time signed by the authorized representatives of the parties, including but not limited to, changes or amendments related to (i) the deletion of Services, (ii) the addition of Services, (iii) the modification of Services, or (iv) any other changes or amendments that alter the scope of this Agreement. Any such change or amendment shall be made in accordance this Section. Either party hereto may request a change or amendment in accordance with this Section. The party requesting the change or amendment shall prepare, at its expense, a notice setting forth, in reasonable detail, the nature of the change or amendment requested in accordance with the guidelines contained in Schedule E (a "Change Control Request"). As soon as practical after receipt by the other party of the Change Control Request, the parties shall discuss the change or amendment to ascertain the effect of such proposed change or amendment on the Services, and the fees payable hereunder, and whether the work may be performed under authorization of a Letter of Direction, as set forth below, or whether a contract change or amendment is necessary. The obligations of both parties under this Agreement shall continue during discussion of the Change Control Request.

20.2 Any work that modifies the obligations of the parties on an ongoing basis requires a contract change or amendment. Vsource shall prepare a draft contract change or amendment setting forth the effect of the change or amendment on the Services, and the fees agreed by the parties to be payable hereunder. Execution of an amendment by authorized representatives of both parties shall constitute a modification hereof

20.3 If the work is non-recurring in nature and does not impact the Services or the fees on an ongoing basis, such work as mutually agreed between the parties may be performed under authorization of a letter describing the scope of the work to be performed and signed by the individuals approved to sign as designated in Schedule D (a "Letter of Direction"). The Letter of Direction may be used only for discrete project work that falls outside the scope of the contract but does not alter the obligations of the parties once such project is complete. Any work contemplated under a Letter of Direction must be reasonably capable of completion in less than one (1) year. Work authorized under a Letter of Direction shall commence only after the Letter is signed by the individuals approved to sign, as designated in Schedule D.

20.4 Notwithstanding anything in this Agreement, Agilent may at any time, upon reasonable notice, and without any adjustment in the amount of the fees payable, make changes to the Implementation Plans where such changes relate to the timing and sequence of the implementation of the Services. Agilent acknowledges that the payment of Implementation Fees (as defined in Schedule B) to Vsource is dependent upon the achievement by Vsource of specified milestones, and therefore if Agilent pursuant to this Section 20.4 materially delays the implementation schedule set forth in Schedule C, it agrees to discuss with Vsource the impact of the change and to come to mutually agree upon any changes to the payment schedule that may be required as a result thereof.

21.  General

21.1    Transfer, Assignment and Delegation.

Neither party may directly or indirectly, in whole or in part, either by operation of law or otherwise, assign or transfer this Agreement or in any way delegate any of its obligations under this Agreement without the other party's prior written consent, such consent not to be unreasonably withheld. Any attempted assignment, transfer or delegation without such written consent shall be void.

21.2    Independent Contractors.

Vsource and Agilent are independent contractors. Nothing contained in this agreement will be construed as creating a joint venture, partnership, or employment relationship between the parties hereto, nor will either party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other. Agilent will not be responsible for the payment or deduction of any amount whatsoever required by law to be made by an employer (other than itself) in relation to its employees. Neither Vsource, Vsource Personnel nor Contractors will be covered by any Agilent employee benefit plans or insurance policies.

21.3    Publicity

Each party agrees not to publicize or disclose (whether in the form of a press release or otherwise) to any third party without prior written consent of the other party, either the terms of this Agreement or the fact of it existence and execution except as may be necessary to comply with other obligations stated in this Agreement or required by applicable law or regulation. Notwithstanding the foregoing and subject to formal approval according to Agilent's policy and usage guideline, Agilent agrees that Vsource and its parent company, Vsource, Inc., may publicly refer to "Agilent" or "Agilent Technologies", orally and in writing, as a customer (without disclosing any details of the nature of the relationship or the services being provided thereto) and may list the name "Agilent" or "Agilent Technologies" and the Agilent logo in any non-descriptive list of customers of Vsource, including in Vsource's website, its sales materials and the "About Vsource" section of Vsource's press releases.

21.4    Force Majeure

Neither party shall be liable nor deemed to be in default of its obligations hereunder or any delay or failure in performance under the Agreement or other interruption of service resulting, directly or indirectly, from Acts of God, civil or military authority, act of public enemy, war, natural disasters or catastrophes, interruption of utilities or other necessary services or supplies or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize its best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances. If a party is unable to cure such occurrence or circumstance (a "Force Majeure event") within 30 days, the other party may terminate this agreement for cause as provided in Section 18.2.

21.5    Schedules and Order of Precedence

All Schedules referenced in, attached to, or hereby incorporated in this Agreement will form part and parcel of this Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and any Schedule, the provisions of the latter will to the extent of such conflict take precedence unless expressly provided otherwise in this Agreement.

21.6    Final Agreement.

This Agreement, including all Schedules attached hereto and made a part hereof, supersedes all written and oral agreements, communications or negotiations among the parties, and constitutes the complete and full understanding and agreement of the parties with regard to the subject matter hereof. Furthermore, such Schedules, Directions documents and any other documents referenced herein shall legally bind both parties and be subject to the terms and conditions of this Agreement. No changes or amendments shall have any effect unless made in writing and properly executed by the parties' authorized representatives in accordance with the terms of this Agreement.

21.7    Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstances will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.8    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same Agreement.

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

21.9    Survival.

Vsource's and Client's respective obligations under this Agreement which by their nature would continue beyond the termination of this Agreement, including but not limited to these contained in Sections 3.4.1, 7, 9, 10, 11.4, 16, 19, 21.2, 21.3, 21.5, 21.6, 21.7, 21.10, 21.11, and 21.12 shall survive any termination thereof.

21.10   No Waiver.

A party's failure, at any time, to enforce any of the provisions of this Agreement, or any right with respect thereto, shall not be construed as a waiver of such provision or right, nor shall it affect the validity of this Agreement.

21.11   Headings.

The headings in this Agreement are included for convenience only, and will not affect the construction or interpretation of any provision in this Agreement.

21.12   Governing Law.

The validity, interpretation, and performance of this Agreement and any dispute in relation to any matter arising from this Agreement shall be governed by the laws of Singapore and the Singapore Courts shall have jurisdiction.

21.13   Third-Party Beneficiaries.

The Parties hereby expressly agree and consent to this Agreement being entered into for the benefit of Vsource, Agilent and the Agilent Entities listed in Schedule J. Vsource further agrees that any duty or obligation to Agilent stated herein shall to the fullest extent permitted by law inure to the benefit of and be deemed to be a duty and obligation to each of the Agilent Entities which shall be fully enforceable by each of those entities.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original instrument.

AGILENT TECHNOLOGIES SINGAPORE (SALES) PTE LTD





--------------------------          ---------------------------
Name: DATO' TAN BIAN EE             Name: ROHANA WEILER
Title: President                    Title: AP Human Resources Senior Director
Date:                               Date:


VSOURCE (CI) LTD

--------------------------          ---------------------------
Name: JOHN CANTILLON                Name: DENNIS SMITH
Title: Chief Operating Officer      Title: Chief Financial Officer
Date:                               Date:


VSOURCE, INC.

--------------------------          ---------------------------
Name: JOHN CANTILLON                Name: DENNIS SMITH
Title: Chief Operating Officer      Title: Chief Financial Officer
Date:                               Date:

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